Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRINITY TARHEEL ACQUISITION, LLC,

TRINITY ACQUISITION CORPORATION

AND

SCIQUEST, INC.

April 10, 2004

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

		Page
8.9	Rules of Construction	52
8.10	Assignment	53
8.11	Attorney’s Fees	53
8.12	Waiver Of Jury Trial	53

INDEX OF EXHIBITS

Exhibit A	Company Disclosure Letter

Exhibit B	Parent Disclosure Letter

Exhibit C	Legal Opinion

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 10, 2004, among Trinity Tarheel Acquisition, LLC, a Delaware LLC (“Parent”), Trinity Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SCIQuest, Inc., a Delaware corporation (“Company”).

RECITALS

The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (“D.G.C.L.”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of D.G.C.L., at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger and ownership, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of D.G.C.L. (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The closing of the Merger (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, located at 3343 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of D.G.C.L. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time except that the name of Company, as the Surviving Corporation, shall continue to be “SciQuest, Inc.” and Article FIRST of the Certificate of Incorporation shall read in its entirety as follows: “The name of the corporation is “SciQuest, Inc.”

(b) At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with D.G.C.L. and as provided in such Bylaws.

1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted into the right to receive the Per Share Consideration in cash (the “Merger Consideration”) upon the surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10). “Per Share Consideration” means the per share amount determined by dividing $25,250,000 (Twenty Five Million, Two Hundred Fifty Thousand Dollars) by all outstanding shares of Company Common Stock (other than treasury shares) and all shares of Company stock subject to outstanding Company options which are or would be exercisable or vested through the Effective Time including as a result of the Merger (which the Company represents and warrants that exercisable and vested are equivalent), warrants (whether vested or unvested) and any other securities, including debt securities, convertible, directly or indirectly, into Company Common Stock, exclusive of options and warrants for which there is no Option Payment or Company Warrant Payment, as the case may be (as described in Sections 1.6(d) and 1.6(e) below).

(b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or Subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Employee Stock Options; Employee Stock Purchase Plan.

(i) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate, if terminable, the Company’s Stock Option Plan (the “1997 Plan”), the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), and the 1993 Stock Option Plan of Environmatix, Inc. (the “EMAX Plan”), each as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”), and (ii) terminate, at the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested and exercisable as of such date, with an exercise price per share equal to or in excess of the Per Share Consideration and such Company Options with a per share exercise price of less than the Per Share Consideration which are not vested or would not be exercisable or vested prior to, upon, or immediately after the Effective Time, including as a result of the Merger, and assume outstanding Company Stock Options under the Company Stock Option Plans with a per share exercise price of less than the Per Share Consideration which are vested or would be exerciseable or vested prior to, upon, or immediately after the Effective Time including as a result of the Merger (the “Assumed Company Options”). Holders of Assumed Company Options will not be entitled to purchase shares of Company Common Stock under the Assumed Company Options, but will instead be entitled to, subject to the provisions set forth in this Section 1.6(d), payment by the Surviving Corporation with respect to each share of Company Common Stock subject to such Assumed Company Options, an amount in cash equal to the excess, if any, of the Per Share Consideration over the applicable per share exercise price of any such Assumed Company Option (the “Option Payment”). The Surviving Corporation shall make such Option Payment to the holder of an Assumed Company Option at the Effective Time with respect to the fully vested but unexercised shares of Company Common Stock subject to such Assumed Company Options as of such date. Any Option Payment made hereunder shall be subject to all applicable federal, state, local and other applicable tax withholding requirements. For the avoidance of doubt, the Surviving Corporation shall not be required to make any Option Payment to the holder of an Assumed Company Option as of the date on which the applicable number of shares of Company Common Stock subject to such Assumed Company Option would have otherwise vested or become exerciseable after the Effective Time.

(ii) The Company shall take all actions necessary to shorten any pending Offering Period (as such term is defined in the Company’s Employee Stock Purchase Plan (the “ESPP”)) and establish a New Purchase Date (as contemplated in Section 19(c) of the ESPP) prior to the Effective Time (the “ESPP Date”). After the ESPP Date, all offering and purchase periods pending under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced.

(e) Warrants. At the Effective Time, each outstanding and unexercised warrant to purchase shares of Company Common Stock (each, a “Company Warrant”), whether or not exercisable or vested as of such date, shall be cancelled or, if not cancelled, assumed by the Surviving Corporation. Each holder of any cancelled Company Warrant that has an exercise price that is less than the Per Share Consideration shall be entitled, subject to the provisions set forth in this Section 1.6(e), to be paid by the Surviving Corporation, with respect to each share subject to the Company Warrant, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Per Share Consideration over the applicable Company Warrant exercise price of such Company Warrant (the “Company Warrant Payment”). The Surviving Corporation shall make such Company Warrant Payment at the Effective Time with respect to any outstanding and fully vested Company Warrants that have an exercise price that is less than the Per Share Consideration as of such date. Any payment made hereunder shall be subject to all applicable federal, state and local tax withholding requirements.

1.7 Surrender of Certificates.

(a) Paying Agent. Parent shall select an institution reasonably acceptable to Company to act as the paying agent (the “Paying Agent”) in the Merger.

(b) Parent to Provide Merger Consideration. At or before the Effective Time, Parent shall enter into an agreement with the Paying Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Paying Agent for payment in accordance with this Article I, and at or promptly after (but no more than 3 business days) the Effective Time Parent shall deposit or cause to be deposited with the Paying Agent the cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund.”

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the Merger Consideration attributable to such.

(d) Transfer of Ownership. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7(f), neither the Paying Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates nine months after the Effective Time shall, at the request of the instruction of the Surviving Corporation, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation for payment of the Merger Consideration pursuant to Section 1.6(a). Any such portion of the Merger Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

1.8 No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article I.

1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the D.G.C.L. (collectively, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with applicable law. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company will not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law. The Paying Agent will withhold the Common Stock Merger Consideration with respect to each Dissenting Share and, upon Parent’s request, will promptly return to Parent the Merger Consideration made available to the Paying Agent by Parent to pay for shares for which appraisal rights are perfected.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof and attached hereto as Exhibit B (the “Company Disclosure Letter”), as follows:

2.1 Organization; Subsidiaries.

(a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) with respect to Company.

(b) Other than the corporations identified in Part 2.1 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company’s direct or indirect equity interest therein. Other than directors’ qualifying shares required under applicable law, all of the outstanding capital stock of each such entity is owned directly or indirectly by the Company free and clear of all mortgages, pledges, claims, liens, charges, encumbrances, options or security interests of any kind or nature whatsoever (collectively, “Encumbrances”), except for restrictions imposed by applicable securities laws, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any such Company Subsidiary to any Person except the Company. The Company owns all outstanding shares of capital stock of each Company Subsidiary.

(c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and each of its subsidiaries as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

2.2 Company Capitalization.

(a) The authorized capital stock of Company consists solely of 90,000,000 shares of Company Common Stock, of which there were 3,800,320 shares issued and outstanding as of March 31, 2004 and 10,000,000 shares of preferred stock, par value $0.001 per share, of which there were no shares issued and outstanding as of March 31, 2004. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which it is bound. As of the date of this Agreement, there are 216,844 shares of Company Common Stock held in treasury by Company.

(b) As of the date hereof, (i) 6,837 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the 1997 Option Plan, (ii) 668,117 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the 1999 Option Plan, and

(iii) 11,900 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the EMAX Option Plan. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; (v) the vesting schedule of such Company Stock Option, and the extent to which such Company Stock Option is vested as of the date of this Agreement; (vi) the date on which such Company Stock Option expires; and (vii) whether the exercisability or vesting of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration. Notwithstanding anything else set forth in this Agreement or the Disclsoure Schedules, the Company represents and warrants that (A) the Company can take the actions necessary to effect the transactions contemplated by Section 1.6(d) above, (B) only Company Stock Options which are vested may be exercised, (C) with respect to Company Stock Options for which there is an Option Payment, there is only 12 months of additional acceleration which will occur or will be authorized to occur in connection with or as a result of the Merger, and (D) all such actions are allowable under the Company Stock Option Plans and all stock option agreements outstanding under such plans. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plans and the form of all stock option agreements evidencing Company Stock Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plans. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 2.2(b) of the Company Disclosure Letter, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. Other than as set forth on Part 2.2(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, stock purchase, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Company or any of its subsidiaries.

(c) All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the Nasdaq National Market (“NNM”).

2.3 Obligations With Respect to Capital Stock. Except as described in Section 2.2 or set forth in Part 2.3 of the Company Disclosure Letter, there are no equity securities or any securities exchangeable or convertible into or exercisable for equity securities issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any Company Subsidiary is a party or by which it is bound obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire any equity securities or obligating Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, right or other Contract. Neither Company nor any Company Subsidiary has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. There is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of Company or any of its subsidiaries.

2.4 Authority; Non-Contravention.

(a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders (the “Company Stockholder Approvals”) and the filing of the Certificate of Merger pursuant to D.G.C.L. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not (i) subject to obtaining the Company Stockholder Approvals, conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any Legal Requirement applicable to Company or by which Company or any of the Company’s Subsidiaries or any of their respective properties are bound or affected, or (iii) subject to obtaining the Company Necessary Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of the Company’s Subsidiaries pursuant to, any Contract to which Company or any of the Company’s Subsidiaries is a party or by which Company or any of its assets are bound or affected. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company’s or any of its subsidiaries’ Contracts or any Legal Requirements applicable to Company that are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to, or adversely effect the operations or condition of, Company, or the Surviving Corporation as a result of the Merger or adversely affect the ability of Company to consummate the Merger (“Company Necessary Consents”).

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Company Necessary Consents and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect with respect to Company, Parent or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

2.5 SEC Filings; Company Financial Statements.

(a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the date that it was required to do so pursuant to the Exchange Act and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports then in effect at the time of such filing, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto then in effect at the same time of such filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of December 31, 2003 is hereinafter referred to as the “Company Balance Sheet.” The reserves reflected in the company financial statements have been calculated in accordance with GAAP. The Company has provided Parent with complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Company SEC Reports since June 30, 2000 other than ministerial correspondence generated in connection with the submission of filings under Section 16 of the Exchange Act and requests for and responses to requests for Edgar identification codes. Except as disclosed in the Company Financials, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement, for which a good faith estimate is set forth on Part 2.5 of the Company Disclosure Letter. During the period beginning January 1, 2003 and ending on the date of this Agreement, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event. During the period beginning January 1, 2003 and ending on the date of this Agreement, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or officer of the Company; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event.

2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been:

(a) a Company Material Adverse Effect;

(b) (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

(c) any (i) change in the Company’s standard price list as published and in effect as of the date of this Agreement, subject to discounting in the ordinary course of business consistent with past practices, (ii) any disposing or impairment of or permitting to lapse of any Company Intellectual Property Rights that would be material and adverse to the Company or outside the ordinary course of business, (iii) disposing of or disclosing (except as necessary in the conduct of its business) to any Person other than representatives of Parent any trade secret or other Intellectual Property Rights not theretofore a matter of public knowledge to any party that is not subject to a nondisclosure or similar agreement, or (iv) any material change to the Company’s or any Company Subsidiary’s rights to use an Intellectual Property Rights licensed from a third party, except, in the case of (i) through (iv) in the aggregate, as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(d) any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

(e) (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of the Company or any Company Subsidiary, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of the Company, other than advances to employees for travel and other reimbursable expenses in the ordinary course of business;

(f) (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

(g) any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any identified Contract that would be reasonably likely, individually or in the aggregate, to be material to the Company other than in the ordinary course of business consistent with past practices and other than threatened terminations of any identified Contract where the Company has cured the underlying cause of the threat and such Contract still remains in full force and effect;

(h) (i) any increase or change in any compensation, benefits or bonus paid or made payable to any of their executive officers or directors, or employees earning more than $100,000 in base salary annually, or any increase in severance or termination pay, or any material modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement or policy the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby or (ii) any action taken to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice Company Stock Options granted under any Company Stock Option Plans or authorization of cash payments in exchange for any Company Stock Options granted under any Company Stock Option Plans; or

(i) any agreement, whether in writing or otherwise, to take any action described in this Section 2.6.

2.7 Taxes.

(a) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects. Company and each of its subsidiaries have paid all Taxes required to be paid.

(b) Company and each of its subsidiaries have timely withheld or paid all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid with respect to its employees, except such Taxes that are not material to Company.

(c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the Company’s knowledge, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) To the Company’s knowledge, no adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to Company or any representative thereof.

(f) Company has no liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

(g) The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns for the Company and its subsidiaries filed for all periods since its inception.

(h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(i) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(j) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company nor any of its subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

2.8 Title and Operation of Properties.

(a) Neither the Company nor any of its subsidiaries own any real property. Part 2.8 of the Company Disclosure Letter lists all real property leases (or other occupancy agreements affecting real property) to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement (“Leased Real Property”). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Except as set forth on Part 2.8 of the Company Disclosure Letter, no party has a right to occupy any Leased Real Property other than the Company or any of its subsidiaries.

(b) Company (i) has good and marketable title to all the property and assets reflected in the Company Balance Sheet as being owned by Company or any of its subsidiaries or acquired after the date thereof that are material to Company (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the Company Balance Sheet or acquired after the date thereof that are material to Company (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Company or, to Company’s knowledge, the lessor.

2.9 Intellectual Property.

(a) The Company (i) owns or (ii), has the valid right or license to use in the manner used by the Company all IP Assets used by, or necessary to the operation of the Company. Such IP Assets used by the Company are sufficient for the conduct of the business of the Company as currently conducted and as currently planned to be conducted. The consummation of the Merger and the other transactions contemplated by this Agreement and any ancillary agreements will not result in any termination or other material restriction being imposed on any such IP Assets, the Company IP Assets or the Company IP Rights.

(b) Except as otherwise set forth on Part 2.9(b) of the Company Disclosure Letter there are no royalties, honoraria, fees or other payments payable by the Company to any person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the use of any IP Assets, or with respect to the Company IP Assets, or the Company IP Rights, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) To the knowledge of the Company, neither the operation of the business of the Company, nor any product or service of the Company, nor any Company IP Asset infringes or misappropriates any Intellectual Property Right of any other person. There is no pending, or, to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company in any Company IP Asset or to exercise any Company IP Right nor, to Company’s knowledge, is there any legitimate basis for any such claim. The Company has not received any written notice asserting that any IP Asset used by the Company or the proposed use, sale, license or disposition thereof, or any conduct or product of the Company, conflicts, or will conflict with, any Intellectual Property Right of any other person nor, to Company’s knowledge, is there any legitimate basis for any such assertion.

(d) To Company’s knowledge, no current or former employee, consultant or independent contractor of Company: (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company that is currently being used by Company as an IP Asset used by the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any person (other than Company) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(e) Company has taken all appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company confidential information and to preserve and maintain all of Company interests and proprietary rights in Company IP Assets and the Company IP Rights. Company has secured valid written assignments of all rights in or to any Company IP Assets and Company IP Rights from all of Company’s current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any such Company IP Assets or Company IP Rights. To Company’s knowledge, no current or former director, officer, employee, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets or Company IP Rights.

(f) Part 2.9(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of Company of any Company IP Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. To the knowledge of the Company, all registered Company IP Rights are valid, enforceable and subsisting.

(g) The Company owns all right, title and interest in and to all Company IP Assets and Company IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(g)(i) of the Company Disclosure Letter). The right, license and interest of Company in and to all Company-Licensed IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(g)(ii) of the Company Disclosure Letter).

(h) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any IP Asset used by the Company by any person, including any employee or former employee of Company.

(i) No (i) government funding, or (ii) facilities of a university, college, other educational institution or research center; was used in the development of the computer software programs, applications or other products owned by Company. No current or former employee, consultant or independent contractor of Company who was involved in, or who contributed to, the creation or development of any IP Asset used by the Company, has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company. No university, college, other educational institution or research center has any right, title or interest in or to any Company IP Right.

(j) Part 2.9(j) of the Company Disclosure Letter lists (i) any open source, public source or freeware technology or software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license (“Open Source Code”) that was used in, incorporated into, integrated or bundled with any technology that (a) is or was, used in the business of the Company, or (b) is or was incorporated in, or used in the development or compilation of any product of the Company; (ii) all licenses by which such Open Source Code is governed (“Open Source License”); and (iii) how such Open Source Code is used.

(k) Neither the (i) products of the Company that have, are or are expect to be sold, distributed or licensed by the Company; nor (b) any software of the Company used to provide hosted services by the Company include any Open Source Code or are subject to any Open Source License or other requirement that would require the Company to make available, license or distribute source code, or any part thereof, for such products or hosted services of the Company. This representation and warranty is true and correct notwithstanding anything else set forth in this Agreement and without regard to any disclosure made in the Company Disclosure Letter, and no disclosure made in the Company Disclosure Letter shall be deemed an exception to this representation and warranty. Neither the Merger nor the subsequent sale of any products or hosted services of the Company will result in the foregoing representation and warranty becoming untrue or incorrect. Any breach whatsoever of this representation and warranty shall automatically be deemed a material breach of this representation and warranty and a material breach of this Agreement.

2.10 Compliance with Laws.

(a) Each of the Company and its subsidiaries is not in conflict with, or in default or in violation of any Legal Requirement applicable to Company or such subsidiary or by which Company or any of its properties is bound or affected, which conflict, default or violation would not be material with respect to Company. No investigation or review by any Governmental Entity is pending or, to Company’s knowledge, has been threatened against Company in a writing delivered to Company.

(b) Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Company and its subsidiaries as currently conducted (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits.

2.11 Litigation. Other then as set forth in Part 2.11 of the Company Disclosure Letter there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that would reasonably be likely to have a Material Adverse Effect with respect to

Company or any of the Company’s officers or directors or seeks either damages with respect to, or to restrain or enjoin the consummation of, the transactions contemplated by this Agreement; provided however, that Schedule 2.11 describes any such pending or threatened litigation, without giving effect to the Material Adverse Effect qualification, existing as of the date of this Agreement, and the Company shall notify Parent in writing if any such pending or threatened litigation, without giving effect to the Material Adverse Effect qualification, arises after the date of this Agreement. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from Company.

2.12 Employee Benefit Plans.

(a) Schedule 2.12 of the Disclosure Letter contains a list of each Company Employee Plan and each Employee Agreement. With respect to each Company Employee Plan, the Company has provided to Parent the three (3) most recently filed Form 5500, a copy of all documents embodying each Company Employee Plan and Employee Agreement, and the three (3) most recent plan years discrimination tests for each Company Employee Plan. The Company has filed all Form 5500s required to be filed by the Company.

(b) Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) multi-employer Plan (as such term is defined in ERISA), (ii) Multiemployer Plan, (iii) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Company has not incurred any liability under Title IV of ERISA arising in connection with the termination of any Company Employee Plan covered or previously covered by Title IV of ERISA. None of the Company Employee Plans or other arrangements listed in the Company Disclosure Letter covers any Employee providing services outside the United States. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(c) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings, or other Internal Revenue Service releases thereunder has not expired, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS.

(d) Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations applicable to such Company Employee Plan. Other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations, or causes of action pending or, to the knowledge of the Company, threatened against any Company Employee Plan or any fiduciary thereof by any participant, beneficiary, or Governmental Entity.

(e) All contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected in the Company Financials (as defined in Section 2.5). There has been no amendment to, written interpretation of, or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof, except to the extent that any amendments to an Company Employee Plan are required to comply with any applicable laws.

(f) Neither the Company, any of its Subsidiaries or any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (former or current), including any such plan pursuant to which a stop-loss policy or contract applies.

(g) Neither the Company nor any Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(h) Except as set forth in Schedule 2.12(e) of the Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(i) Except as set forth on Schedule 2.12(i) of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth on Schedule 2.12(i) of the Disclosure Letter, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) The Company has entered into Change of Control Agreements with certain executives, as described on the Company Disclosure Schedule, (together, the “Executives”), each effective as of January 1, 2004 (the “Change of Control Agreements”). The Company has not incurred, nor will it incur, directly or indirectly, any liability for any Change of Control Benefit (as defined in the Change of Control Agreements) in connection with the consummation of any transaction contemplated by this Agreement, including, without limitation, any payments to the Executives in connection with a termination without Cause (as defined in the Change of Control Agreements) or a termination for Good Reason (as defined in the Change of Control Agreements) on or in connection with the consummation of the transactions contemplated by this Agreement. Executives have executed the certificates attached hereto (in the form provided by Parent) confirming the representation set forth herein.

2.13 Environmental Matters.

(a) Hazardous Material. Except as would not have a Material Adverse Effect with respect to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as the result of actions of Company or, to the knowledge of Company, as the result of any actions of any third party or otherwise in, on or under any property that Company currently owns, occupies or leases.

(b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect with respect to Company, (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of Company’s and its subsidiaries’ Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted, except as would not have a Material Adverse Effect with respect to Company.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries.

2.14 Certain Agreements. Except as otherwise set forth in Part 2.14 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting Contract with any employee or member of Company’s Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company’s or any of its subsidiaries’ ability to terminate employees at will, or any consulting Contract;

(b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d) any Contract containing covenants purporting to limit or which effectively limit Company’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or which would materially limit Company or Surviving Corporation or any of its subsidiaries in the conduct of their respective business after the Effective Time or granting any exclusive distribution or other exclusive rights that are material to Company;

(e) any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material portion of its assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s subsidiaries;

(f) any Contract with regard to the acquisition or licensing of any Intellectual Property Rights other than Company’s standard end user licenses, employee invention assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(g) any Contract with any affiliate of Company;

(h) any Contract providing for capital expenditures by Company or its subsidiaries in excess of amounts allocated for capital expenditures in the Company’s 2004 operating budget as approved by its Board of Directors;

(i) any other Contract currently in effect that is material to Company’s business as presently conducted and proposed to be conducted.

The Contracts required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (i) above or pursuant to Section 2.9 or are required to be filed with any Company SEC Report (“Company Contracts”) to Company’s knowledge, are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries, nor to Company’s knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract.

2.15 Customer Contracts. Part 2.15 of the Company Disclosure Letter lists the twenty customers of Company that have contributed the most revenue to Company in the current fiscal year (“Key Customers”). Part 2.15 of the Disclosure Letter also lists each Contract between a Key Customer and Company (“Key Customer Contract”). To the knowledge of Company, each Key Customer Contract is in full force and effect. Neither Company nor any of its subsidiaries, nor to Company’s knowledge, any other party thereto, is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted, any of the terms or conditions of any Key Customer Contract. Company has not received any written or oral indication or assertion from any Key Customer that there has been any material problem with the service Company provides to such Key Customers or that a Key Customer desires to decrease services pursuant to, terminate, relinquish or not renew any Key Customer Contract.

2.16 Brokers’ and Finders’ Fees. Other than as disclosed in Part 2.16 of the Company Disclosure Letter, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of any of such policies.

2.18 Disclosure. The information supplied by Company for inclusion or incorporation by reference in the proxy statement to be filed with the SEC in connection with the solicitation of proxies to obtain the Company Stockholder Approvals (the “Proxy Statement”) shall not, on the date the Proxy Statement is mailed to Company’s stockholders, at the time of the meeting of Company’s stockholders (the “Company Stockholders’ Meeting”) to consider the Company Stockholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.

2.19 Board Approval. The Board of Directors of Company, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders, (ii) approved this Agreement and (iii) has declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

2.20 Labor.

(a) There are no actions, suits, claims, charges, labor disputes or grievances pending, or to the Company’s Knowledge, threatened involving the Company or any Company Subsidiary and any of their respective employees. As of the date of this Agreement, there are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company’s Knowledge, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event. To the Company’s Knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets of any other Person. To the Company’s Knowledge, there has been (i) no labor union organizing or attempting to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units, or (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any Company Subsidiary, or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company or any Company Subsidiary and no such agreement is currently being negotiated.

(b) To the Knowledge of the Company, (i) as of the date of this Agreement, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Company or any Company Subsidiary; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event, and (ii) neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(c) Neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act. To the Company’s Knowledge, neither the Company’s nor any of the Company’s Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

2.21 Transactions with Affiliates.

(a) Except as set forth in the Company SEC Reports filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

(b) Except as set forth in the Company SEC Reports filed prior to the date hereof, to the Company’s Knowledge, (i) no officer of the Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company, and (ii) no officer or director of the Company or any of Company Subsidiary (x) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Company Subsidiary, or, to the Company’s Knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (y) owes any money to the Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practices).

(c) Since June 30, 2000, the Company has not, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

2.22 Opinion of Financial Advisor. The Company has received the written opinion of Triple Tree, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company’s stockholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing referencing a specific representation in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), as follows:

3.1 Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent and Merger Sub, respectively.

3.2 Authority; Non-Contravention; Necessary Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the D.G.C.L. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the Parent Necessary Consents, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or liens that individually or in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub, respectively, and would not adversely affect the ability of Parent and Merger Sub to consummate the Merger. Part 3.2(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any Contracts of Parent or Merger Sub or any Legal Requirements applicable to Parent or Merger Sub that are required to be obtained in connection with the consummation of the transaction contemplated hereby, which, if individually or in the aggregate not obtained, would adversely effect the ability of Parent and Merger Sub to consummate the Merger (“Parent Necessary Consents”).

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Parent Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect with respect to Parent or materially adversely affect the ability of the Parent or Merger Sub to consummate the Merger within the timeframe the Merger would otherwise be consummated in the absence of such requirement.

3.3 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Parent or Merger Sub should be discovered by Parent or Merger Sub which is required to be set forth in a supplement to the Proxy Statement, Parent and Merger Sub shall promptly inform Company. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4 Litigation. Other then as set forth in Part 3.4 of the Parent Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or Merger Sub before any Governmental Entity or any arbitrator that seeks either damages with respect to, or to restrain or enjoin the consummation of, the transactions contemplated by this Agreement.

3.5 Merger Sub. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated hereby.

3.6 Financing. Parent has, and will make available to Merger Sub at the Effective Time, sufficient funds (through existing credit arrangements or otherwise) to deliver the Merger Consideration to all of the holders of Shares.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business, operations or financial condition.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated under Section 1.6(d) of this Agreement;

(b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan or policies;

(c) (i) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice; (ii) disclose to any Person other than Company employees and representatives of Parent any material trade secret except in the ordinary course of business consistent with past practices; (iii) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights from any Person except in the ordinary course of business consistent with past practices and which would be immaterial to the business of the Company; and (iv) disclose any material source code to any third party except in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options;

(g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Company other than in the ordinary course of business consistent with past practices;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than borrowings under Company’s line of credit up to an aggregate of $3.5 million in the ordinary course of business consistent with past practices;

(k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any officer, director or employee, make any loan or provide any advance to any officer, director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers, directors, employees or consultants or (ii) (A) make any change in the compensation or benefits payable or to become payable to any of its employees, agents or consultants, or members of the board of directors of the Company, (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its directors, officers, employees, affiliates, agents or consultants, (C) make any change in its existing borrowing or lending arrangements for or on behalf of any of such directors, officers, employees, agents, consultants, (D) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (E) offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (F) hire or terminate any officer (other than terminations for cause) or encourage any officer or employee to resign, or increase the number of employees in the net aggregate by more than eight (8), or (G) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(l) Make any capital expenditures in excess of amounts allocated for capital expenditures in the Company’s 2004 operating budget approved by its Board of Directors;

(m) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(n) Permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee unless such policy is replaced by a policy with comparable coverage;

(o) (A) Materially modify, amend or terminate any of the Company Contracts, (B) waive, release or assign any material rights on claims under any of the Company Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (C) enter into any material commitment or transaction including entering into any material purchase, sale or lease of assets or real estate, (D) enter into any material strategic alliance, material joint development or joint marketing agreement, other than in the ordinary course of business consistent with past practices, or (E) enter into any agreement pursuant to which Parent or the Surviving Corporation or any of their respective subsidiaries, or the Company or any Company Subsidiary will be subject to any material exclusivity, non-compete or other similar restriction on their respective businesses following the Closing;

(p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(q) (A) Make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (B) make any Tax election or change any Tax election already made, adopt any Tax accounting method, except for such changes required by applicable law, rule or regulation, change any Tax accounting method, except for such changes required by applicable law, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to Taxes other than settlements or assessments the result of which would not be material to the Company and the Company Subsidiaries, taken as a whole, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, (C) file the 2003 United States federal income Tax return for the taxable year ending June 27, 2003 without Parent’s review and consent, which shall not be unreasonably withheld, or (D) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

(r) Pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than (i) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, (ii) the settlement of claims that do not require a monetary payment or restrictions on the Company’s business or (iii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

(s) (A) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations of Company Subsidiaries that would not have a material effect on the business of the Company and the Company Subsidiaries, taken as a whole, (B) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (C) sell, transfer, lease, mortgage, pledge, license, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(t) Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(u) (A) Commence any litigation (except actions commenced in the ordinary course of business against third parties) or (B) except in the ordinary course of business consistent with past practices or as required by law, seek a judicial order or decree or settle any litigation, it being understood that any settlement of litigation involving the payment by the Company or any Company Subsidiary of an amount in excess of $100,000 is not in the ordinary course of business; or

(v) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement and Filings.

(a) As promptly as practicable after the execution of this Agreement, Company will prepare and file with the SEC the preliminary proxy materials relating to the Company Stockholder Approvals. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent; provided however, if such comments of Parent relate to changes to written descriptions (as opposed to inclusions for which all such requested by Parent shall be included) of the Company, the Company shall not be obligated to alter such language provided that such written descriptions are materially true and correct, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any filings required to be filed by any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Filings”). The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations. Each of Company and Parent shall notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to any Filing, (ii) upon the receipt of any comments from any Governmental Entity in connection with any Filing, and (iii) upon any request by any Governmental Entity for amendments or supplements to any Filings or for additional information. Each of Company and Parent shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and a Governmental Entity, on the other hand, with respect to any Filing. Except where prohibited by applicable Legal Requirements (i) each of Company and Parent shall consult with the other party prior to taking a position with respect to any Filing, shall permit the other party to review and discuss in advance, and consider in good faith the views of such other party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with any Filing, and (ii) each of Company and Parent shall coordinate with the other party in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with any Filing; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with any other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

5.2 Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.

(a) Company will take all action necessary in accordance with the D.G.C.L. and its Certificate of Incorporation and Bylaws to convene and hold the Company Stockholders’ Meeting, to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c), Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote of its stockholders, in each case. The Company (i) shall consult with Parent regarding the date of the Company Stockholders Meeting, and (ii) shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Parent) supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Company shall call, notice, convene, hold and conduct the Company Stockholders’ Meeting, and solicit proxies in connection with the Company Stockholders’ Meeting, in compliance with the D.G.C.L., its Certificate of Incorporation and Bylaws, the rules of the NNM and all other applicable Legal Requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

(b) Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of Company, in response to the receipt of a Superior Proposal, from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (viii) are met:

(i) Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of Company’s Board of Directors) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal;

(ii) a Superior Proposal (as defined below) is made to Company and is not withdrawn;

(iii) the Company Stockholder Meeting has not occurred; provided, however that if such meeting is adjourned the Company Stockholder Meeting shall not be deemed to have occurred for purposes of this clause (iii);

(iv) Company shall have provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that Company has received a Superior Proposal and that it intends to effect a Change of Recommendation and the manner in which it intends to do so, specifying all of the material terms and conditions of such Superior Proposal and identifying the person, entity or group making such Superior Proposal;

(v) Company shall have provided to Parent a copy of all written materials delivered after the date of this Agreement to the person or group making the Superior Proposal in connection with such Superior Proposal, and made available to Parent all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information;

(vi) Parent shall not have, within four business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with a reputable U.S. financial advisor) to be at least as favorable to Company’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), and that the Board of Directors of Company will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger for four business days after receipt by Parent of the Notice of Superior Proposal; provided however, that if such Superior Proposal is from a party that has previously delivered a Superior Proposal to the Company for which this four day period initially applied, then the four business day periods referenced herein shall thereafter be two business days);

(vii) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and any offer made by Parent pursuant to Section 5.2(c)(v), the failure to effect a Change of Recommendation would be a breach of its fiduciary obligations to Company’s stockholders under applicable law; and

(viii) Company shall have complied in all material respects with Sections 5.1, 5.2 and 5.3.

(d) Nothing contained in this Agreement shall limit Company’s obligation to call, give notice of, hold and convene the Company Stockholders’ Meeting (regardless of the commencement, disclosure, announcement or submission to the Board of Directors of the Company of any Acquisition Proposal or of any Change of Recommendation). Company shall not submit to the vote of its stockholders for a vote any Acquisition Proposal or propose or agree to do so at or prior to the Company Stockholders Meeting.

(e) For purposes of this Agreement, “Superior Proposal” shall mean a bona fide binding written offer that has not been solicited by the Company following the date of this Agreement and is made by a person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or in excess of 60% of the assets of Company or in excess of 60% of the outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would cease to hold at least 40% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of Company concludes in good faith, after consultation with its outside financial advisors, to be (i) more favorable to Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and the Person making the offer, and (ii) reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 5.2(c).

5.3 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage or participate in discussions with any person with respect to any Acquisition Proposal, except to decline to engage or participate in such discussions by referring to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, except as specifically provided in Section 5.2(c), or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 5.3 shall not prohibit Company from engaging in discussions or participating in negotiations or furnishing information to the party making an unsolicited, written, bona fide Acquisition Proposal so long as, and only to the extent that, (1) Company’s Board of Directors in good faith after consultation with its outside financial and legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, (2) neither Company nor any representative of Company or the Subsidiaries acting under its authority shall have violated any of the restrictions set forth in this Section 5.3, (3) the Board of Directors of Company concludes in good faith, after consultation with its outside financial and legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable law, (4) at least three (3) business days prior to entering into discussions or negotiations with, or furnishing information to, such party, Company gives Parent written notice of the identity of such person, entity or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to take action with respect to such person, entity or group, and Company receives from such person or group an executed confidentiality agreement containing terms no less favorable to Company as the Confidentiality Agreement, (5) Company gives Parent at least three (3) business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (6) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company shall, and shall cause its respective officers, directors, controlled affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any officer, director or controlled affiliate of Company or any of its subsidiaries or any investment banker, attorney, advisor or other agent or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

In addition to the obligations of Company set forth in this Section 5.3, Company shall, as promptly as practicable, and in any event within twenty-four (24) hours, advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, the identity of the person or group making any such request, Acquisition Proposal or inquiry and copies of all written materials sent or provided to Company by or on behalf of any person or group or provided to such person or group by or on behalf of Company after the date of this Agreement. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall provide Parent with at least two (2) business days prior written notice of a meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and, together with such notice, a copy of the documentation relating to such Superior Proposal.

5.4 Confidentiality; Access to Information.

(a) The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the NNM. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) In order to facilitate the integration of the operations of Parent and Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall use its commercially reasonable efforts to consult with Parent on material strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding exchange of information and other laws regarding competition.

5.7 Third Party Consents. As soon as practicable following the date hereof, (i) Company shall use its commercially reasonable efforts to obtain the Company Necessary Consents, and (ii) Parent shall use its commercially reasonable efforts to obtain the Parent Necessary Consents.

5.8 Indemnification of Directors.

(a) Certificate of Incorporation and Bylaws. Parent and Merger Sub agree to cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain the provisions with respect to exculpation and indemnification of directors of the Company, and advancement of expenses in connection therewith, set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of six years after the Effective Time (unless such amendment is required by law and except for amendments that do not adversely affect the rights of persons who at the Effective Time were serving or had previously served as directors or officers of the Company).

(b) Indemnification.

(i) From and after the Effective Time, Parent and the Surviving Corporation shall each indemnify, defend and hold harmless, to the fullest extent permitted by the D.G.C.L., each person who was an officer, director, employee or agent of the Company at any time on or prior to the Effective Time (an “Indemnified Party”) against any loss, damage, liability, cost or expense incurred by such Indemnified Party in connection with any claim, action, suit, proceeding or investigation (“Claim”) which is based on or arises out of, in whole or in part, the actions, conduct or omissions of such Indemnified Party at or prior to the Effective Time in his or her capacity as such officer, director, employee or agent, or in any other capacity in which he or she is serving at the request of the Company (including serving as a trustee or administrator of any employee benefit plan of the Company or any of its Subsidiaries). Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by the D.G.C.L., subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

(ii) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided, that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided, further, that if any D&O Insurance (as defined in paragraph (c) of this Section 5.8) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company’s D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

(c) Insurance. At or prior to the Effective Time, Parent, subject to the consent of the Company, shall obtain and pay for, at the Company’s expense but without affecting the amount of Per Share Consideration, a fully paid policy or policies of directors’ and officers’ liability insurance (“D&O Insurance”) providing “tail” coverage for the Indemnified Parties for the period of six years from and after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time, and providing at least the same coverage and amounts as, and containing terms and conditions which are not less advantageous to the Indemnified Parties in any material respect than, the current policies of directors’ and officers’ liability insurance maintained by the Company.

(d) Nonexclusivity; Beneficiaries. This Section 5.8 is not exclusive of any other rights the Indemnified Parties may have, and the rights conferred hereby are intended to be cumulative with each other and with any other rights to exculpation, indemnification and advancement of expenses that the Indemnified Parties may have, under the Company’s Certificate of Incorporation or Bylaws, by contract, by resolution, by statute, or otherwise. This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding upon Parent, the Company and the Surviving Corporation and their respective successors and assigns.

5.9 Stockholder Litigation. Until the earlier of termination of this Agreement in accordance with its terms or the Effective Time, Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Company or members of its Board of Directors relating to this Agreement and the transactions contemplated hereby or otherwise and shall not settle any such litigation without Parent’s prior written consent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

(b) Proxy Statement. No stop order or similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of materiality or knowledge, which statements shall be true and correct in all respects without giving effect to either of such a qualified standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

(d) Parent Necessary Consents. Parent and Merger Sub shall have obtained all Parent Necessary Consents.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of materiality or knowledge, which statements shall be true and correct in all respects giving effect to either of such qualification standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Principal Financial Officer of Company.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

(d) Legal Opinion. Parent shall have received the written legal opinion of Morris, Manning & Martin, LLP, legal counsel to Company, or another counsel reasonably satisfactory to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to it and substantially in the form attached hereto as Exhibit C.

(e) No Restraints. There shall not be instituted, pending or threatened any action, proceeding or hearing before any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company’s business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

(f) Consents. Company shall have obtained all Company Necessary Consents, which consents shall have been obtained on terms that are not reasonably likely to materially affect the ownership or operations of the business by Parent.

(g) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.

(h) Good Standing Certificate. Parent shall have received a good standing certificate issued by the Secretary of State of the State of Delaware certifying that Company is in good standing dated no more than five business days prior to the Closing.

(i) Termination of Stock Purchase Plan. Unless otherwise requested by Parent, Parent shall have received from the Company evidence that ESPP has been terminated pursuant to resolution of the Company’s Board of Directors, effective as of the day immediately preceding the Closing Date, and that all outstanding Offering Periods thereunder have been terminated prior to the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2004 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by Parent if a Governmental Entity shall have issued a final and nonappealable order, decree or ruling with respect to any of the items set forth in Section 6.3(e);

(e) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

(f) by Parent if a Triggering Event (as defined below) shall have occurred;

(g) by Company, either upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 20 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent is cured during such 20-day period, or if Company shall have materially breached this Agreement);

(h) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect with respect to Company shall have occurred; provided that if such inaccuracy in Company’s representations and warranties or breach by Company, or Material Adverse Effect with respect to Company, is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for 20 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Company (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company or Material Adverse Effect on Company is cured during such 20-day period, or if Parent shall have materially breached this Agreement); or

(i) by Parent, either (i) upon a breach of Section 2.9(c) or (ii) if a reasonable person would believe that Section 2.9(k) shall have become untrue in any respect whatsoever with respect to each of (i) and/or (ii), and the Company acknowledges and agrees that any such breach of Section 2.9(c) or Section 2.9(k) shall be deemed incurable.

Each of the above termination rights is an independent right that is not exclusive of any other termination right or other right herein.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company (or any committee thereof) shall for any reason effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company (or any committee thereof) shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any non-binding letter of intent, memorandum of understanding, term sheet or Contract with respect to any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2 Notice of Termination Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(f) or (ii) (A) this Agreement is terminated pursuant to Section 7.1(b), 7.1(e), or 7.1(h), and (B) at or prior to such termination but after the date hereof, there shall exist or have been publicly proposed a bona fide Acquisition Proposal relating to a Company Acquisition and within 12 months after such termination, Company shall enter into a letter of intent or definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of clause (i), promptly, but in no event later than two (2) business days after the date of such termination, or in the case of clause (ii), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent $1,200,000 (One million two hundred thousand dollars) in cash less the amount of any expenses of Parent paid by the Company theretofore, except with respect to fees and expenses incurred in connection with enforcing any payment due under this Section 7.1(b), for which no offset against such amount shall be made (the “Termination Fee”). In the event this Agreement is terminated pursuant to Section 7.1(b) (other than a termination by the Company if any action or failure to act by Parent or Merger Sub is the principal cause of the failure of the Merger to occur on or before the Outside Date), 7.1(e), 7.1(h) or 7.1(i) and at or prior to such termination, a bona fide Acquisition Proposal relating to a Company Acquisition did not exist or was not publicly proposed, then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay to Parent the reasonable out of pocket expenses of Parent incurred in connection with the transactions contemplated hereby; provided however, that the Company acknowledges and agrees that all fees and expenses incurred in enforcing this provision shall be included in such fees and expenses and shall automatically be deemed to be reasonable. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 40% of the aggregate fair market value of Company’s business immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Company.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms expressly survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (iv) on the date of receipt or refusal (if delivery is refused) if delivered by registered or certified mail. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Trinity Tarheel Acquisition LLC
3000 Sand Hill Road
Menlo Park, CA 94025
Attention: Mr. Noel J. Fenton
Facsimile No.: 650-854-9501

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Aaron J. Alter, Esq. and Adam R. Dolinko, Esq.
Facsimile No.: (650) 493-6811

(b)	if to Company, to:

SciQuest, Inc.
5151 McCrimmon Parkway
Suite 216
Morrisville, North Carolina 27560
Attention: Mr. Stephen J. Wiehe, CEO

with copies to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Suite 1600
Atlanta, Georgia 30326
Attention: Grant W. Collingsworth
Facsimile No.: 404-365-9532

Kennedy Covington Lobdell & Hickman, LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Attention: J. Norfleet Pruden, III, Esq.
Facsimile No.: 704-353-3142

8.3 Interpretation; Certain Defined Terms.

(a) Generally. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

(b) “Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(c) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

(d) “Company IP Assets” shall mean, all IP Assets owned or used by the Company in the operation of the business of the Company or constituting any product of the Company.

(e) “Company IP Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company, regardless of whether such rights are practiced or exercised by the Company;

(f) “Company IP Rights Agreement” shall mean any contract governing any Company IP Right;

(g) “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature;

(h) “Employee” shall mean any current, former, or retired employee, consultant officer, or director of Company or any Affiliate;

(i) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee;

(j) “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

(k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(l) “Intellectual Property Rights” shall mean, collectively, all of the following rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (iii) Moral Rights; (iv) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (v) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information; (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars;

(vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights in any and all jurisdiction throughout the world;

(m) “In-the-Money Options” shall mean each Company Stock Option and Company Warrant with an exercise price less than the Per Share Consideration outstanding on the date hereof;

(n) “IP Assets” shall means all tangible technology or information of a technical nature, documentation, manuals, memoranda, records, customer lists, supplier lists, proprietary processes, formulae, software source code and object code, software libraries, data bases, software utilities, programming and knowledge base structures, optimization, organization and compilation techniques, programmers’ notes, flowcharts, diagrams, algorithms, screen displays, graphical interfaces, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings, applications, methodologies, techniques, ideas, solutions, processes, concepts, or procedures, hardware and machinery.

(o) “IRS” shall mean the Internal Revenue Service;

(p) “Knowledge” or “knowledge” shall mean with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the Company Disclosure Letter (the “Disclosure Officers”)) or directors of such party has actual knowledge of such matter. Any such person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual or (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities;

(q) “Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other;

(r) “Material Adverse Effect” shall mean any effect or change that would be materially adverse to the business, operations, properties, condition (financial or otherwise) or prospects of the Company taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect to the extent arising from (1) changes in general business or economic conditions occurring after the date of this Agreement, including such conditions related to the business of the Company but not unique for the Company, (2) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any disruption in the financial, banking, or securities markets, (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, or (b) any adverse change in or effect on the business of the Company that is cured by the Company or the Stockholders before the earlier of (1) the Closing Date or (2) the Outside Date.

(s) “Moral Rights shall mean any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right;”

(t) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(u) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(v) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(w) “Subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; and

(x) “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except the Indemnified Parties as provided in Section 5.8 of this Agreement.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11 Attorney’s Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

TRINITY TARHEEL ACQUISITION, LLC

By	/s/ Kathleen A. Murphy
Name:	Kathleen A. Murphy
Title:	Manager

TRINITY ACQUISITION CORP.

By	/s/ Kathleen A. Murphy
Name:	Kathleen A. Murphy
Title:	President and Chief Financial Officer

SCIQUEST, INC.

By	/s/ Stephen J. Wiehe
Name:	Stephen J. Wiehe
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]